As filed with the Securities and Exchange Commission on September 5, 2013
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENASANT CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other	(I.R.S. Employer
jurisdiction of incorporation	Identification No.)
or organization)

209 Troy Street
Tupelo, Mississippi 38804-4827
(662) 680-1001
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

MERCHANTS AND FARMERS BANK PROFIT AND SAVINGS PLAN
(Full title of the plan)

E. ROBINSON McGRAW	Copy to:
President and Chief Executive Officer	JANE E. ARMSTRONG, ESQ.
Renasant Corporation	Phelps Dunbar LLP
209 Troy Street	365 Canal St. Suite 2000
Tupelo, Mississippi 38804-4827	New Orleans, Louisiana 70130
(662) 680-1001	(504) 584-9244
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Merchants and Farmers Bank Profit and Savings Plan	Common Stock, par value $5.00 per share	60,000	$25.40	$1,524,000	$208

(1)
This Registration Statement also covers any additional shares of common stock which become issuable under the plan covered by this Registration Statement by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the plans, pursuant to Rule 416(a) of the Securities Act of 1933. This Registration Statement also covers and indeterminate number of interests that may be offered or sold under the plan covered by this registration statement.

(2)
Calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 for the purpose of calculating the registration fee, based upon the average high and low prices of common shares of common shares as reported on the Nasdaq Global Select Market on August 30, 2013.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Renasant Corporation (the “Registrant” or the “Company”), Renasant Bank, First M&F Corporation (“First M&F”) and Merchants and Farmers Bank (“M&F Bank”), effective September 1, 2013 First M&F and M&F Bank merged with and into the Registrant and Renasant Bank, respectively, and the separate existence of First M&F and M&F Bank ceased (the “Merger”). In connection with the Merger, the Registrant assumed the Merchants and Farmers Bank Profit and Savings Plan (the “Plan”), which Plan permits the voluntary investment and reinvestment in $5.00 par value per share common stock issued by First M&F Corporation (“M&F Stock”).
Under the terms of the Merger Agreement, M&F Stock will be converted into the Registrant’s $5.00 par value per share common stock (“Common Stock”), in accordance with the exchange ratio specified therein. An aggregate of 223,997 shares of Common Stock was registered on Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 filed on September 5, 2013 to effect such conversion. This Registration Statement is being filed pursuant to Rule 462(b) for the purpose of registering an additional 60,000 shares of Common Stock, which is to be available for investment and reinvestment under the Plan during periods after the Merger.
Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference herein the contents of its Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2013 (Registration No. 333-187633).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.            Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Phelps Dunbar LLP

23.1	Consent of HORNE LLP

23.2	Consent of BKD, LLP

23.3	Consent of Phelps Dunbar LLP (included in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 5th day of September, 2013.

RENASANT CORPORATION
By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Robinson McGraw	Chairman of the Board, Director,	September 5, 2013
E. Robinson McGraw	President, and Chief Executive Officer
(Principal Executive Officer)

/s/ Kevin D. Chapman	Executive Vice President and	September 5, 2013
Kevin D. Chapman	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ William M. Beasley	Director	July 16, 2013
William M. Beasley

/s/ George H. Booth, II	Director	July 16, 2013
George H. Booth, II

/s/ Frank B. Brooks	Director	July 16, 2013
Frank B. Brooks

/s/ John M. Creekmore	Director	July 16, 2013
John M. Creekmore

/s/ Albert J. Dale, III	Director	July 16, 2013
Albert J. Dale, III

Signature	Title	Date

/s/ Jill V. Deer	Director	July 16, 2013
Jill V. Deer

/s/ Marshall H. Dickerson	Director	July 16, 2013
Marshall H. Dickerson

/s/ John T. Foy	Director	July 16, 2013
John T. Foy

/s/ R. Rick Hart	Executive Vice President	July 16, 2013
R. Rick Hart	and Director

/s/ Richard L. Heyer, Jr.	Director	July 16, 2013
Richard L. Heyer, Jr.

/s/ Neal A. Holland, Jr.	Director	July 16, 2013
Neal A. Holland, Jr.

/s/ Jack C. Johnson	Director	July 16, 2013
Jack C. Johnson

/s/ J. Niles McNeel	Director	July 16, 2013
J. Niles McNeel

/s/ Theodore S. Moll	Director	July 16, 2013
Theodore S. Moll

/s/ Michael D. Shmerling	Director	July 16, 2013
Michael D. Shmerling